Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 28, 2022 relating to the consolidated financial statements of Jefferies Group LLC and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended November 30, 2021. We also consent to the reference to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.

New York, New York
February 1, 2022